Exhibit 10.4


                                                                         Annex F
                                                                         -------


                       NON-COMPETITION AND CONFIDENTIALITY
                       -----------------------------------

A.    Restrictions
      ------------

1. Each of ABBA and ABBA-W, on the one hand, and Dylan, on the other, agrees with respect to itself and with respect to each of its Controlled Subsidiaries, not to own or operate, or acquire or increase, except pursuant to existing preemptive rights, any equity interest in, any entity that owns (or has entered an agreement to acquire) or operates (or whose affiliate owns (or has entered an agreement to acquire) or operates) a Mobile Telecommunications Infrastructure (as defined below) in the other party's home territory.

2. Each of ABBA and ABBA-W, on the one hand, and Dylan, on the other, agrees with respect to itself and with respect to each of its Controlled Subsidiaries, that it will not be a Reseller (as defined below) in the other party's home territory nor will it acquire or increase, except pursuant to existing preemptive rights, any equity interest in any entity that is, or has entered an agreement to acquire, (or whose affiliate is (or has entered an agreement to acquire)) a Reseller in the other party's territory.


3. Each of ABBA and ABBA-W, on the one hand, and Dylan, on the other, agrees with respect to itself and with respect to each of its Controlled Subsidiaries, not to provide any, or provide rights to any, Mobile Multimedia Contribution (as defined below) to any entity that is (or whose affiliate is) engaged in any of the businesses described in sections A.1. and A.2. in the other party's home territory, except that, Dylan may provide such contribution outside of ABBA-W's home territory if the recipient thereof is bound by non-exportation restrictions with respect to ABBA-W's home territory similar to those imposed upon ABBA-W.

3A. Nothing in sections A.1. or A.2. prohibit any party from entering into customary commercial roaming agreements.

4. Without limiting sections A.1. through A.3. above, for a period of 48 months from the closing of the investment, each of ABBA and ABBA-W, on the one hand, and Dylan, on the other, agrees with respect to itself and with respect to each of its Controlled Subsidiaries, not to provide Mobile Multimedia Contribution to any entity that engages or intends, to the party's actual knowledge, to engage (or whose affiliate engages or intends, to the party's actual knowledge, to engage) in the other party's home territory in the business of developing or maintaining a Mobile Portal (as defined below).

          After the expiration of the 48-month period, Dylan and ABBA-W will discuss in good faith appropriate revisions to the restrictions on competition or the termination of such restrictions with respect to Mobile Portals in light of the then current state of the mobile telecommunications markets.

          Unless an alternate agreement is reached, after 48 months, Dylan may take any of the actions otherwise prohibited under the first paragraph of this section A.4, but only in accordance with the Release Conditions (as defined below). After 48 months, ABBA and ABBA-W shall no longer be subject to the restrictions contained in this Section A.4.


B.    Definitions
      -----------

1. An entity "Competes" if (a) it (and/or its affiliate) offers products and/or services that are substantially substitutable with products and/or services of the other party's products and/or services by customers (including resellers) located in substantially similar geographic locales in each party's home territory such that there is a reasonable likelihood of customers (including resellers) substituting the competing product or service, and (b) the competing products and services, taken together, compete for a substantial portion of the customers (including resellers) of ABBA-W, the MMS or Dylan, as the case may be, in the geographic locale where such competition occurs.

2. A "Controlled Subsidiary" of any entity means any entity with respect to which such first entity directly or indirectly owns or controls more than 50% of the voting power or the power to nominate or designate a majority of the board of directors or similar governing body.

3. "home territory" means (a) North America, with respect to ABBA and ABBA-W, and (b) the nation of Japan, with respect to Dylan.

4. "Mobile Multimedia Contribution" means the provision of the support, advice, services, activities, and technology included in Section 28A of the Term Sheet (including Annex D thereto) by way of any joint venture agreement, technology and know-how transfer agreement, services and support agreement that has been reduced to writing or any similar type of written agreement or in any other manner at a level that would not be considered to be DE MINIMIS.

5. "Mobile Portal" means the provision of portal functionality by aggregating content or providing content that includes third party content to be supplied to consumers through a cell phone browser or other wireless access device. Without limiting the foregoing, it is agreed and understood that the portal functionality provided or enabled by the i-mode services is included within the definition of Mobile Portal.

6. "Mobile Telecommunications Infrastructure" means a wireless mobile radio network to provide digital or analog voice and data transmission services to mobile communications terminals anywhere in the relevant home territory, unless such network does not have more than 100,000 subscribers and does not, or when operational would not, cover more than 10 million POPs.

7. "MMS" means the Mobile Multimedia Subsidiary created pursuant to the term sheet.

8.        Under the "Release Conditions" actions will be permitted as follows:
          (a) if the written consent of ABBA-W has been obtained or (b) if prior to taking such action all Dylan representatives on the ABBA board, but not the ABBA-W board, and all other Dylan representatives or designees appointed to the management or any governance body or committee of the MMS (including under Sections 10 and 11 of the term sheet) shall have resigned, and in each case Dylan shall have relinquished its right to nominate, appoint or designate any such directors, representatives or designees in the future. In the case of any such resignations, Dylan shall be released from any and all of its obligations duties relating any management, directorships or membership or participation in any such governance body.

9. "Reseller" is an entity that (a) provides mobile telecommunication services without owning its own infrastructure but by using a third party's Mobile Telecommunications Infrastructure, (b) has at least 100,000 subscribers and (c) serves, or has the right or licenses to offer services in, an area or areas covering at least 10 million POPs.

C.    Duration of Restrictions
      ------------------------

      1. With respect to Sections A.1, A.2 and A.3 above, Dylan shall be subject to these restrictions unless and until (i) 90 days after any of the circumstances described in the second paragraph of Section 30 of the term sheet (i.e., reduction in interest due to spin put, technology default repurchase or redemption) or (ii) Dylan's voting and economic interest in ABBA-W has been less than 10% (or 8% if Dylan still owns 10/16 of its original shares) for a continuous period of at least 12 months (i.e., test relates to Dylan's board and management rights).

      2. ABBA shall be subject to the Section A restrictions until the earlier of the Spin-off and the first date that Dylan exercises any put, liquidation or registration right as a result of the non-occurrence of the Spin-off.

      3. ABBA-W shall be subject to the Section A restrictions until the earlier of (A) the date Dylan first ceases to be subject to the Restrictions, and
      (B) the date Dylan first relinquishes its board and management rights in accordance with clause (b) of the definition of Release Condition.

      4. ABBA's and ABBA-W's investment in JT shall not be subject to the Section A restrictions and JT shall not be deemed to be a Controlled Subsidiary of ABBA or ABBA-W, provided that nothing herein shall diminish or limit Section 17 of the term sheet.

      5. Nothing in the restrictions above will prohibit either party from making any investment if the investing party (i) does not hold a beneficial interest in the target entity in excess of 5% of any equity or management class of shares of such target entity and (ii) does not exercise control of, or management authority in, or provide any Mobile Multimedia Contribution to such target entity.

      6. If ABBA or ABBA-W, on the one hand, or Dylan, on the other, materially breaches any of its obligations hereunder and fails to cure such breach within 30 days of receiving notice from the other party or parties, than such other party or parties shall immediately be released from all of the restrictions hereunder.

D.    Non-Disclosure Commitment/Dylan Parent and Other.
      ------------------------------------------------

      1. ABBA-W and Dylan each hereby agree (and each intends to cause the agreement in this Section D to be set forth in a more complete definitive agreement) to keep confidential and protect each other's Proprietary Information. This will include ensuring that directors, secondees and any other employees with access to Proprietary Information of the other party remain bound by strict nondisclosure policies and procedures consistent with this Section D, and only utilize Proprietary Information for purposes related to the purposes for which such information was disclosed. In addition, each party further agrees that in no case shall any Proprietary Information of the other party be transferred in any form (including orally and visually) outside of the respective home territories. "Proprietary Information" shall mean any and all information of either party of a confidential nature, including without limitation non-public information relating to the disclosing party's technology, technical data, trade secrets, know how, customers, business plans, marketing activities, financial data and other business affairs that is disclosed by one party to the other party or that is otherwise learned by a party in the course of its discussions or business dealings with, or its physical or electronic access to the premises of, the other party that, if disclosed in written form, is conspicuously marked at the time of initial disclosure, or promptly thereafter, as the disclosing party's Proprietary Information, and, if in oral or visual form, is promptly followed by a writing delivered to the receiving party designating the information considered confidential; PROVIDED, HOWEVER, that "Proprietary Information" does not include any information that: (i) was in possession of or known to the receiving party, without any obligation of confidentiality to the disclosing party, prior to receiving it from the disclosing party; (ii) is, or subsequently becomes, publicly available without breach of these confidentiality provisions; (iii) is or becomes known or available to the receiving party from a source other than the disclosing party that, to the receiving party's knowledge, is not prohibited from disclosing such Proprietary Information to the receiving party by a contractual, legal or fiduciary obligation owed by such other third party to the disclosing party; (iv) is developed by or for the receiving party without use of the Proprietary Information; or (v) is or becomes available to the receiving party by lawful inspection or analysis of products or services offered for sale; or (vi) is disclosed to the receiving party by the disclosing party after receiving written notification from the receiving party that does not desire to receive any further Proprietary Information.

      2. The foregoing notwithstanding, the terms of confidentiality hereunder shall not be construed to in any way limit either party's right to independently develop or acquire products, services or other information without use of the other party's Proprietary Information. Each party acknowledges that the other party has developed and intends to continue to develop, both internally and with the assistance of third parties, products, services and other information related to Mobile Portals and data networks, including products, services and other information which may be similar to Proprietary Information disclosed by the other party. Accordingly, nothing herein, or any other agreement between the parties, will be construed as a representation or agreement that the receiving party will not develop or have developed for it (or deploy) products, services, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Proprietary Information of the other party, provided that the receiving party does not violate any of its obligations under this Section D in connection with such development. Further, notwithstanding any other provision hereof or agreement between the parties, both parties shall be free to use for any lawful purpose the residuals resulting from access to or work with any Proprietary Information, provided that such party shall maintain the confidentiality of the Proprietary Information as provided herein. The term "residuals" means information in non-tangible form, which may be retained by persons who have had access to the Proprietary Information, including ideas, concepts, know-how or techniques contained therein so long as such "residuals" are not themselves substantially identical to the Proprietary Information on which any such residual is based. Neither party shall have any obligation to limit or restrict the assignment of such persons or to make payment of any kind to the other party for any work resulting from the use of residuals.

      3. In the event that the receiving party is requested or becomes legally compelled to disclose any Proprietary Information, then before substantively responding to any such request or requirement, the receiving party will provide the disclosing party with prompt written notice of any such request or requirement so that the disclosing party may seek a protective order or other appropriate remedy, or both, or waive compliance with the provisions of this Section D or other appropriate remedy, or if the disclosing party so directs, the receiving party will exercise its own reasonable best efforts to assist the disclosing party in obtaining a protective order or other appropriate remedy at the disclosing party's expense. If, failing the entry of a protective order or other appropriate remedy or the receipt of a waiver hereunder, disclosure of any Proprietary Information is, in the opinion of the receiving party's counsel, required, the receiving party may furnish only that portion of the Proprietary Information which is in the opinion of the receiving party's counsel legally required to be furnished. In any event, the receiving party will cooperate fully with any action by the disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Proprietary Information.

      4. The obligations and covenants contained in this Section D shall be subject to and performed in accordance with any applicable U.S. and Japanese laws and regulations.